EMPLOYMENT AGREEMENT

        THIS AGREEMENT, made and entered into this 26th day of March, 1997, by and between One Price Clothing Stores, Inc., a Delaware corporation with its principal place of business in Spartanburg County, South Carolina, hereinafter referred to as "Employer", and Larry Kelley, a resident of Duxbury, State of Massachusetts, hereinafter referred to as "Employee".
                                                   W I T N E S S E T H:
        For and in consideration of the mutual covenants and promises of the parties hereto and the benefits inuring to the parties hereto, Employer and Employee agree as follows:
        1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Employer employs Employee as its President and Chief Executive Officer, and Employee accepts such employment with Employer. The employment hereunder shall commence on the day Employee reports for work at Employer's offices in Duncan, South Carolina and shall continue for six (6) years from such date unless terminated as hereinafter provided.
        2. DUTIES OF EMPLOYEE. Employee shall serve Employer as its President and Chief Executive Officer faithfully and to the best of his ability under the direction of the Board of Directors of Employer. Employee shall be elected as a Director of the Company immediately following execution of this agreement and thereafter nominated annually as a Director, commencing with the annual shareholders meeting in June 1997, so long as this Agreement is in effect. Employee shall devote his full time and efforts to his duties as an


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employee of Employer. As Chief Executive Officer of the Company,  Employee shall have the authority to hire and fire any and all other officers and employees of the Company, excluding the Chairman of the Board of Directors.
        3.  COMPENSATION AND BENEFITS.
                 (a) Salary. For all services rendered to Employer under this Agreement, Employer shall pay Employee an annual base salary of $400,000, which shall automatically increase to $450,000 twelve (12) months after commencement of employment by Employee and shall thereafter be subject to annual review, payable in bi-weekly installments in accordance with the usual payroll practice of Employer, less all legally required deductions. In the event Employee shall die during the term of this Agreement, his salary shall be continued only through the end of the bi-weekly pay period following his death.
                 (b) Bonus. Employee shall be entitled to a first year bonus of $150,000, payable $100,000 upon commencing employment and $50,000 at fiscal 1997 year end; provided, however, if Employee is not employed by Employer on the first day of fiscal 1998, Employee shall reimburse Employer the $100,000 paid upon commencement of employment and shall forfeit the $50,000 due at fiscal 1997 year end. Starting in fiscal 1998, Employee shall be entitled to receive a bonus of up to 50% of his base salary if the Employee's personal and the Company's goals are met in accordance with the Company's bonus program then in effect.
                 (c) Special Stock Option. The Board of Directors has approved the granting to Employee of an option for 300,000 shares of Employer's common stock at the market price on the date of grant,


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which  date shall be the  earlier  of the  execution  of this  Agreement  or the commencement date of employment. Such option shall be exercisable twenty five (25%) percent on the date of employment and thereafter exercisable equally over a period of four (4) years at 18.75% annually commencing twelve (12) months from the date of Employee's employment. Should Employee die or become permanently disabled prior to the expiration of a twelve (12) month vesting period, he shall be considered as employed at the end of such twelve (12) month period during which he dies or becomes permanently disabled for purposes of exercise of the option granted hereunder. The options shall not be transferrable except to members of Employee's immediate family or a trust for the benefit of members of his family, shall have a ten (10) year term, contain typical anti-dilution and change in capitalization provisions, a commitment to register the shares underlying the option on Form S-8 and appropriate provisions for exercise in the event of death or disability.
                 (d) Retirement. So long as Employee is employed by Employer for a minimum of six (6) years, he shall be entitled at the end of six (6) years to a $600,000 retirement sum payable over ten (10) years in equal monthly installments following his retirement from the Company. For each year that Employee remains employed by Employer beyond the initial six (6) year period, his retirement sum shall be increased $100,000 and the aggregate retirement sum due Employee should he remain employed beyond six (6) years shall be payable over ten (10) years in equal monthly installments following his retirement from the Company. If Employee does not remain employed for at least six (6) years, he shall not be entitled to any retirement sum.
                 (e)  Other Benefits.

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                     (i)   During the term of his employment,
Employee shall be entitled to participate in all employee benefits as are customarily provided to its officers by Employer, and to participate in such other employee benefits as may from time to time be approved by Employer's Board of Directors.
                     (ii)  Employee shall be entitled to four (4)
weeks of vacation annually.
                    (iii) Employee may serve as a director of a non-competing company or otherwise participate in educational, social, religious or civic organizations so long as such activity does not interfere with Employee's duties hereunder.
                     (iv) Employee shall also be entitled to reimbursement of all reasonable hotel, travel, entertainment and other business expenses actually incurred by Employee in the course of Employee's employment hereunder and in accordance with such policy as may be established for Employer's Executives, upon submission to Employer of satisfactory documentation thereof.
                     (v) Employee shall be indemnified by Employer as an officer and director to the fullest extent permitted under Delaware law.
                 (f) Moving Expenses. Employer shall reimburse Employee for:
                          (i)  Air travel to the Spartanburg/Greenville area for
himself and his wife, which travel shall be limited to reimbursement for up to a total of fifteen (15) round trip coach plane tickets for Employee and his wife from Boston to Greenville/Spartanburg.
                          (ii) Employer shall obtain a competitive bid from an
independent moving company setting forth the cost of transportation of


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Employee's  family's  household  goods,  effects  and  two (2)  automobiles  and
Employee shall be entitled to receive such amount in cash grossed up to cover any applicable federal or state income taxation.
                          (iii)  Upon Employee's reporting for work, Employer
agrees to reimburse Employee for up to three (3) months for the cost of temporary lodging at a hotel or motel such as Residence Inn, such reimbursement to cover room only, and not food or other expenses.
                          (iv)   Reasonable closing costs associated with
buying a home, including such expenses as real estate commissions, loan origination fee, attorney's fees, etc., but excluding discount points, prorated taxes or insurance. Payment will be made on a receipt reimbursement or written estimate basis.
                 (g) Payments Upon Termination. In the event Employee is terminated by Employer without cause, Employer shall continue Employee's annual base salary following Employee's termination for twelve (12) additional months at the rate of base salary in effect at the date of Employee's termination, payable in accordance with Employer's usual payroll practices. In addition, Employee shall be entitled to payments of such base salary for an additional six
(6) months if unemployed at the end of twelve (12) months, provided that such additional salary payments shall be immediately terminated upon his employment during such additional six (6) month period. In the event Employee voluntarily terminates his employment with Employer or is terminated for cause, he shall be entitled to no additional payment upon such termination other than any then accrued but unpaid salary, vacation pay, or other normal reimbursement items. Cause shall be defined to mean (a) the commission by Employee of any felony, (b) the commission by Employee of any crime or other activity


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involving  dishonesty or moral turpitude,  (c) the engagement by Employee in any act of fraud, misappropriation or similar misfeasance, (d) the engagement by Employee in any activity in contravention of paragraph 4 of this Agreement or otherwise resulting in a material adverse effect to Employer or (e) repeated non-attentiveness by Employee to his duties under this Agreement; provided, however, that prior to any termination based on cause as herein defined, Employee shall have received written notice from the Board of Directors of Employer stating in reasonable detail the basis therefor and shall be given an opportunity to meet with and address the Board regarding the grounds for such termination.
        4. CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment he will have access to confidential information belonging to the Employer. Such confidential information shall consist of all information disclosed to Employee as a result of employment by Employer not generally known in the retail business in which Employer is engaged including information concerning Employer's suppliers, including the costs, quantities and types of goods supplied, and the identity of such suppliers; information concerning the Employer's marketing and/or sales strategy or plans; real estate strategy and expansion plans; all pricing information relating to merchandise offered for sale by Employer; customers' list and all information dealing with customers' needs or preferences; all data processing information; all financial information including financial statements, financing plans and forecasts, and any and all information designated or marked as confidential. Employee will not use or disclose, or otherwise make available, such confidential information to any other person or entity without prior express written consent of


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Employer,  either during or following the termination of Employee's  employment.
Upon termination of employment, Employee shall turn over to Employer all property then in his possession or custody belonging to Employer and shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Employer.
        5. NON-COMPETITION. (a) Upon termination of Employee's employment with Employer, whether voluntary or involuntary and whether with or without cause, Employee will not for a period of two (2) years from date of such termination conduct or engage in, directly or indirectly, alone or jointly, with any other person or corporation as agent, consultant, employee, manager, purchaser, proprietor, stockholder, co-partner, or otherwise, any type of womens retail apparel business involving the general retail price range(s) engaged in by Employer at the time of termination of his employment. This restriction applies to the continental United States and any other country or possession of the United States in which Employer does business.
                 (b) Employee agrees not to employ or cause to be employed any other employee of Employer for a period of two (2) years after Employee's termination of employment. This restriction applies to any type of business which Employee may be engaged in or is associated with.
        6. NOTICES. All notices, consents, changes of address and other communications (hereinafter referred to as "Notice(s)") required or permitted to be made under the terms of this Agreement shall be in writing and shall be (I) personally delivered by an agent of the

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relevant Party, or (ii) transmitted by postage prepaid, certified or registered mail:
        To Employer:    One Price Clothing Stores, Inc.
                        Post Office Box 2487
                        Spartanburg, South Carolina 29304

        To Employee:   Larry Kelley at such address as he
                       may provide to Employer in writing

                       cc: Theodore Wm. Tashlik
                           Tashlik Kreutzer & Goldwyn P.C.
                           833 Northern Boulevard
                           Great Neck, N.J. 11021-5308

        7. WAIVER OF BREACH. The waiver of Employer of a breach by Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by any authorized officer of Employer.
        8. ASSIGNMENT. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee's rights or delegate any of Employee's duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and all be binding upon the Employer, and its successors and assigns.
        9. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to Employer that he is under no obligation to or bound by any contract with any person, corporation or other entity which would prohibit or in any way interfere with the performance of his duties and obligations to Employer under this Agreement.
        10. SEVERABILITY. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other


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provision of this Agreement, or the application of each provision to any other fact or circumstances.
        11.  ENTIRE  AGREEMENT,   MODIFICATION  OR  AMENDMENT.   This  Agreement
constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements. This Agreement may be modified or amended from time to time by the mutual agreement of the parties hereto. No modification or amendment of this Agreement shall be binding upon either party unless it is in writing and executed by the party sought to be charged.
        12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.
        13. CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
        14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to South Carolina's rules of conflicts of law, and regardless of the place or places of its physical execution and performance.
        15. ENFORCEMENT. This Agreement may only be enforced in a court of competent jurisdiction in Spartanburg County, South Carolina. Employee agrees to submit to the jurisdiction of a court of competent jurisdiction in Spartanburg County, South Carolina, whether or not then residing in South Carolina. The prevailing party shall be entitled to recover from the other party the cost of any court action, including reasonable attorneys fees.

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        IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first above written.

Witnesses:                                                   One Price Clothing Stores,
Inc.

/s/ Stephen A. Feldman                                       By: /s/ Henry D. Jacobs, Jr._(SEAL)
                                                                 Henry D. Jacobs, Jr.
/s/ Diane G. O'Bryant                                            Chairman of Board of Directors
As to Employer
                                                                           "EMPLOYER"


/s/ Joel Schmidt                                                 /s/ Larry Kelley________(SEAL)
/s/ Joseph Pratt                                                     Larry Kelley

As to Employee
                                                                            "EMPLOYEE"

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